CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated July 31, 2002, relating to the financial statements and financial highlights which appears in the May 31, 2002 Annual Report to Shareholders of INVESCO Combination Stock & Bond Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
September 6, 2002